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                                                                  EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                                         Nine Months Ended
                                                             Year Ended May 31,                            February 28,
                                          ----------------------------------------------------------   --------------------
                                            1994       1995        1996         1997         1998        1998        1999
                                          --------   --------   ----------   ----------    ---------   --------    --------
                                                      (In thousands, except ratios)
Earnings:
  Income before income taxes............. $378,462   $522,084   $  539,959   $  628,221   $  735,213   $500,562    $486,239
  Add back:
    Interest expense, net of
      capitalized interest...............  152,170    130,923      105,449       95,689      117,726     90,736      68,282
    Amortization of debt
      issuance costs.....................    2,860      2,493        1,628        1,328        1,339      1,091       8,949
    Portion of rent expense
      representative of
      interest factor....................  285,261    329,370      386,254      434,846      499,823    373,246     403,904
                                          --------   --------   ----------   ----------   ----------   --------   ---------
  Earnings as adjusted................... $818,753   $984,870   $1,033,290   $1,160,084   $1,354,101   $965,635    $967,374
                                          --------   --------   ----------   ----------   ----------   --------   ---------
                                          --------   --------   ----------   ----------   ----------   --------   ---------

Fixed Charges:
  Interest expense, net of
    capitalized interest................. $152,170   $130,923   $  105,449   $   95,689   $  117,726   $ 90,736    $ 68,282
  Capitalized interest...................   29,738     27,381       39,254       39,449       31,443     22,257      27,500
  Amortization of debt
    issuance costs.......................    2,860      2,493        1,628        1,328        1,339      1,091       8,949
  Portion of rent expense
    representative of
    interest factor......................  285,261    329,370      386,254      434,846      499,823    373,246     403,904
                                          --------   --------   ----------   ----------   ----------   --------   ---------

                                          $470,029   $490,167   $  532,585   $  571,312   $  650,331   $487,330    $508,635
                                          --------   --------   ----------   ----------   ----------   --------   ---------
                                          --------   --------   ----------   ----------   ----------   --------   ---------

  Ratio of Earnings to Fixed Charges.....      1.7        2.0          1.9          2.0          2.1        2.0         1.9
                                          --------   --------   ----------   ----------   ----------   --------   ---------
                                          --------   --------   ----------   ----------   ----------   --------   ---------
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